Exhibit 99.1
Amentum Reports Third Quarter Fiscal Year 2026 Results

Revenues of $3.5 billion
Net Income of $66 million; Adjusted EBITDA of $290 million
Diluted Earnings Per Share of $0.27; Adjusted Diluted Earnings Per Share of $0.67
Operating Cash Flow of $146 million; Free Cash Flow of $135 million
Backlog of $48.2 billion; Book-to-Bill of 1.1x, Last Twelve Months 1.3x

CHANTILLY, VA., August 10, 2026 — Amentum Holdings, Inc. (“Amentum” or the “Company”) (NYSE: AMTM), a leading advanced engineering and technology company, today announced results for the third quarter ended July 3, 2026.

“We delivered solid third quarter results with strong operating performance, profitability, and free cash flow," said Amentum Chief Executive Officer John Heller. “Although near-term dynamics have impacted our revenue outlook, our strong year-to-date results allow us to increase guidance for both Adjusted EBITDA and Adjusted Diluted EPS. Looking ahead, we’ve made significant progress executing our strategy and our leading business development indicators remain robust including recently announced key wins and partnerships in global nuclear energy. We remain focused on delivering differentiated solutions to our customers and driving long-term value for our shareholders.”

Summary Operating Results
	Three Months Ended
(in millions, except per share data)	July 3, 2026	June 27, 2025	% Change
GAAP Measures:
Revenues	$3,490	$3,561	(2%)
Operating income	$172	$103	67%
Net income	$66	$10	560%
Diluted earnings per share	$0.27	$0.04	575%

Non-GAAP Measures[1]:
Adjusted EBITDA[1]	$290	$274	6%
Adjusted EBITDA Margin[1]	8.3%	7.7%	+60 bps
Adjusted Diluted Earnings Per Share (EPS)[1]	$0.67	$0.56	20%
Free Cash Flow[1]	$135	$100	35%

1 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

GAAP Results

Revenues of $3,490 million decreased 2% year-over-year driven by a 3% impact from the transition of certain contracts from consolidated to unconsolidated joint ventures and fiscal year 2025 divestitures; partially offset by the ramp-up of new contract awards in critical digital infrastructure and space systems and technologies. Operating income increased as a result of strong operational performance and decreased intangible amortization expense. Net income and diluted earnings per share improved year-over-year, supported by higher operating income and lower interest expense.

Non-GAAP Results

Adjusted EBITDA of $290 million resulted in Adjusted EBITDA Margins of 8.3%, up from 7.7% in the prior year quarter, driven by continued progress on our margin expansion initiatives including a favorable mix shift and strong operational performance. Adjusted Net Income and Adjusted Diluted Earnings Per Share increased primarily as a result of the strong operational performance and lower interest expense.

Non-GAAP Segment Results

	Three Months Ended
(in millions)	July 3, 2026	June 27, 2025	% Change
Revenues
Digital Solutions	$1,457	$1,421	3%
Global Engineering Solutions	2,033	2,140	(5%)
Total Revenues	$3,490	$3,561	(2%)

Adjusted EBITDA[1]
Digital Solutions	$116	$114	2%
Global Engineering Solutions	174	160	9%
Total Adjusted EBITDA	$290	$274	6%

1 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

Digital Solutions revenues increased 3% year-over-year driven by the ramp-up of new contract awards in critical digital infrastructure and space systems and technologies, partially offset by the fiscal year 2025 divestiture of Rapid Solutions. Adjusted EBITDA increased 2% year-over-year as a result of increased revenue volume, partially offset by the divestiture of Rapid Solutions.

Global Engineering Solutions revenues decreased 5% year-over-year due to contract transitions from consolidated to unconsolidated joint ventures, a fiscal year 2025 divestiture, and the expected ramp-down of other historical programs; partially offset by the ramp up of new contract awards. Adjusted EBITDA increased 9% year-over-year as a result of continued progress on our margin expansion initiatives, favorable contract mix, and strong program performance.

Cash Flow Summary

In the third quarter, Amentum generated $146 million and $3 million of net cash from operating activities and investing activities, respectively, and used $121 million in financing activities. Net cash provided by operating activities was driven by strong cash earnings, disciplined working capital management, and reflects one additional pay cycle compared to the prior year quarter. Net cash provided by investing activities included $11 million in capital expenditures and $10 million in cash proceeds from the sale of a minority stake in a legacy joint venture. Net cash used in financing activities consisted primarily of the $125 million voluntary principal payment on the Term Loan B and the impacts from the first amendment to the credit facility. As of July 3, 2026, Amentum had $459 million in cash and cash equivalents and $3,875 million of gross debt.

Backlog and Contract Awards

As of July 3, 2026, the Company had total backlog of $48.2 billion, compared with $44.6 billion as of June 27, 2025, an increase of 8% driven by $17.7 billion in net bookings and 1.3x book-to-bill. Funded backlog as of July 3, 2026 was $6.2 billion, compared with $5.6 billion as of June 27, 2025, an increase of 10%.

Notable Highlights

•Global Nuclear Energy – Amentum booked over $400 million for the initial engineering, development, and design of advanced nuclear technologies in the growing global nuclear market. These awards support our long-term growth opportunity in next-generation nuclear.

•Continued Growth in Critical Digital Infrastructure – Amentum was awarded approximately $250 million in contracts to support communication networks, cloud and data center infrastructure, and critical technology modernization. These wins build on Amentum’s core strengths in delivering integrated, large-scale digital infrastructure across both commercial and government markets.

•Classified U.S. and International Defense Awards – Amentum was awarded over $1 billion in awards to provide defense engineering, logistics, and modernization solutions for U.S. and allied military operations. These awards reinforce Amentum’s position as a trusted partner supporting global defense readiness and mission sustainment.

•Contract for Organizing Spaceflight Mission Operations and Systems (COSMOS) – Amentum booked ~$500 million associated with NASA's award of the nine-year COSMOS contract to our mentor-protégé joint venture, to support flight mission operations. The previously announced protest was resolved during the quarter and therefore the award is now reflected in backlog and book-to-bill.

•Center Maintenance Operations and Engineering (CMOE II) – NASA’s Langley Research Center awarded Amentum a $974 million, 10-year IDIQ contract to deliver cutting-edge support for advanced research, systems engineering, and infrastructure modernization. The previously announced protest was resolved during the quarter and therefore the award is now reflected in backlog and book-to-bill.

Fiscal Year 2026 Guidance

Amentum updates its fiscal year 2026 guidance as follows:

(in millions, except per share data)	Updated Guidance			Prior Guidance
Revenues	$13,800	-	$13,950	$13,950	-	$14,300
Adjusted EBITDA[1]	$1,115	-	$1,140	$1,100	-	$1,140
Adjusted Diluted EPS[1]	$2.40	-	$2.50	$2.25	-	$2.45
Free Cash Flow[1]	$525	-	$575	$525	-	$575

1 – Represents a Non-GAAP financial measure - see the related explanations included elsewhere in this release. Amentum does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

Webcast Information

Amentum will host a conference call beginning at 8:30 a.m. Eastern time on Tuesday, August 11, 2026 to discuss the results for the third quarter ended July 3, 2026. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the Amentum website at amentum.com. After the call concludes, a replay of the webcast can be accessed on the Investor Relations website.

About Amentum

Amentum is a global leader in advanced engineering and innovative technology solutions, trusted by the United States and its allies to address their most significant and complex challenges in science, security and sustainability. Our people apply undaunted curiosity, relentless ambition and boundless imagination to challenge convention and drive progress. Our commitments are underpinned by the belief that safety, collaboration and well-being are integral to success. Headquartered in Chantilly, Virginia, we have approximately 50,000 employees in over 70 countries across all 7 continents.

Visit us at amentum.com to learn how we advance the future together.

Cautionary Note Regarding Forward Looking Statements

This release contains or incorporates by reference statements that relate to future events and expectations and, as such, could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including projections of financial performance; statements of plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to products or services; any statements regarding future economic conditions or performance; any statements of assumptions underlying any of the foregoing; any statements regarding industry and market trends; and any other statements that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: changes in U.S. or global economic, financial, business and political conditions, including changes to governmental budgetary priorities and tariffs and the ongoing conflicts in Europe and the Middle East; our ability to comply with the various procurement and other laws and regulations; risks associated with contracts with governmental entities; reviews and audits by the U.S. government and others; changes to our professional reputation and relationship with government agencies; the occurrence of an accident or safety incident; the ability of the Company to control costs, meet performance requirements or contractual schedules, compete effectively or implement its business strategy; the ability of the Company to retain and hire key personnel, and retain and engage key customers and suppliers; the failure to realize the anticipated benefits of the 2024 transaction with Jacobs Solutions Inc.; potential liabilities associated with shareholder litigation or other settlements or investigations; evolving legal, regulatory and tax regimes; and other factors set forth under Item 1A, Risk Factors in the annual report on Form 10-K (the “Annual Report”), and from time to time in documents that we file with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under the section entitled “Risk Factors” in the Annual Report. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Measures

This release includes the presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Free Cash Flow, and Net Leverage, which are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as substitutes for, financial information prepared in accordance with GAAP. Management of the Company believes these non-GAAP measures, when read in conjunction with the Company’s financial statements prepared in accordance with GAAP and, where applicable, the reconciliations herein to the most directly comparable GAAP measures, provide useful information to management, investors and other users of the Company’s financial information in evaluating operating results and understanding operating trends by adjusting for the effects of items we do not consider to be indicative of the Company’s ongoing performance, the inclusion of which can obscure underlying trends. Additionally, management of the Company uses such measures in its evaluation of business performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of financial results from period to period. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

Definitions of applicable non-GAAP measures and reconciliations to the most directly comparable GAAP measures are provided elsewhere in this release.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts, and net bookings represent the change in backlog between reporting periods plus reported revenues for the period. Book-to-bill represents net bookings divided by reported revenues for the same period. We believe these metrics are useful for investors because they are an important measure of business development performance and are used by management to conduct and evaluate its business during its regular review of operating results.

Contacts

Investor Relations Contact	Media Contact

Joseph DeNardi	Roela Santos
IR@amentum.com	Roela.Santos@amentum.com

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Revenues	$3,490	$3,561	$10,205	$10,468
Cost of revenues	(3,130)	(3,193)	(9,174)	(9,372)
Selling, general, and administrative expenses	(122)	(165)	(361)	(440)
Amortization of intangibles	(94)	(118)	(282)	(358)
Equity earnings of non-consolidated subsidiaries	28	18	73	47
Operating income	172	103	461	345
Interest expense and other, net	(62)	(88)	(209)	(261)
Loss on extinguishment of debt	(16)	(3)	(16)	(3)
Income before income taxes	94	12	236	81
Provision for income taxes	(28)	(13)	(72)	(59)
Net income (loss) including non-controlling interests	66	(1)	164	22
Less: net income (loss) attributable to non-controlling interests	—	11	—	4
Net income attributable to common shareholders	$66	$10	$164	$26

Basic and diluted earnings per share attributable to common shareholders	$0.27	$0.04	$0.67	$0.11
Basic weighted average shares outstanding	244	243	244	243
Diluted weighted average shares outstanding	245	243	245	243

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	July 3, 2026	October 3, 2025
ASSETS
Current assets:
Cash and cash equivalents	$459	$437
Accounts receivable, net	2,553	2,479
Prepaid expenses and other current assets	177	197
Total current assets	3,189	3,113
Property and equipment, net	108	114
Equity method investments	204	196
Goodwill	5,703	5,703
Intangible assets, net	1,675	1,955
Other long-term assets	320	379
Total assets	$11,199	$11,460

LIABILITIES
Current liabilities:
Current portion of long-term debt	$54	$42
Accounts payable	825	892
Accrued compensation and benefits	546	705
Contract liabilities	171	227
Other current liabilities	498	488
Total current liabilities	2,094	2,354
Long-term debt, net of current portion	3,771	3,901
Deferred tax liabilities	273	260
Other long-term liabilities	272	325
Total liabilities	6,410	6,840

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 244,319,846 shares issued and outstanding at July 3, 2026 and 243,464,776 shares issued and outstanding at October 3, 2025.	2	2
Additional paid-in capital	4,946	4,924
Retained deficit	(297)	(461)
Accumulated other comprehensive income	44	40
Total Amentum shareholders' equity	4,695	4,505
Non-controlling interests	94	115
Total shareholders' equity	4,789	4,620
Total liabilities and shareholders' equity	$11,199	$11,460

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Cash flows from operating activities
Net income including non-controlling interests	$66	$(1)	$164	$22
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation	7	11	25	29
Amortization of intangibles	94	118	282	358
Loss on extinguishment of debt	16	3	16	3
Equity earnings of non-consolidated subsidiaries	(28)	(18)	(73)	(47)
Distributions from equity method investments	33	22	87	57
Deferred income taxes	13	(33)	11	(44)
Stock-based compensation	8	7	23	15
Other	(3)	6	3	16
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	(58)	(27)	(11)	(154)
Prepaid expenses and other assets	(40)	4	11	75
Accounts payable, contract liabilities, and other current liabilities	52	(17)	(198)	(28)
Accrued compensation and benefits	(72)	37	(160)	(9)
Other long-term liabilities	58	(6)	55	(20)
Net cash provided by operating activities	146	106	235	273
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(70)	—	(70)
Divestitures, net of cash conveyed	10	358	2	358
Payments for property and equipment	(11)	(6)	(22)	(18)
Contributions to equity method investments	(1)	(8)	(53)	(36)
Returns of capital from equity method investments	1	1	23	2
Other	4	—	2	—
Net cash provided by (used in investing) activities	3	275	(48)	236
Cash flows from financing activities
Borrowings on revolving credit facilities	417	345	2,403	858
Payments on revolving credit facilities	(417)	(345)	(2,403)	(858)
Proceeds from borrowing under the term loans	2,991	—	2,991	—
Repayments of borrowings under the credit agreement	(3,106)	(200)	(3,125)	(200)
Distributions to non-controlling interests	(2)	1	(23)	(21)
Other	(4)	(4)	(8)	(10)
Net cash used in financing activities	(121)	(203)	(165)	(231)
Effect of exchange rate changes on cash	3	14	—	8
Net change in cash and cash equivalents	31	192	22	286
Cash and cash equivalents, beginning of period	428	546	437	452
Cash and cash equivalents, end of period	$459	$738	$459	$738

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as a substitute for, financial information prepared in accordance with GAAP. Management believes these non-GAAP measures, when read in conjunction with our consolidated financial statements prepared in accordance with GAAP and the reconciliations herein to the most directly comparable GAAP measures, provide useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Adjusted EBITDA is defined as GAAP net income attributable to common shareholders adjusted for interest expense and other, net, provision for income taxes, depreciation and amortization, and excludes the following discrete items:
•Acquisition, transaction, and integration costs – Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
•Amortization of intangibles – Represents the amortization of intangible assets.
•Divestitures – Represents divestiture gains and losses.
•Utilization of certain fair market value adjustments assigned in purchase accounting – Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
•Stock-based compensation – Represents non-cash compensation expenses recognized for stock-based arrangements.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.
Adjusted Net Income is defined as GAAP net income attributable to common shareholders excluding the discrete items listed under Adjusted EBITDA and the related tax impacts.
Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average number of common shares outstanding.
Free Cash Flow is defined as GAAP cash flow provided by operating activities less purchases of property and equipment. For the third quarter of fiscal year 2026, Free Cash Flow was $135 million, consisting of $146 million of GAAP cash flow provided by operating activities less $11 million of purchases of property and equipment.
Net Leverage is defined as GAAP total debt (excluding unamortized original issue discount and deferred financing costs) less cash and cash equivalents, divided by last twelve months Adjusted EBITDA, which is a non-GAAP measure. For the third quarter of fiscal year 2026, Net Leverage was 3.0x, consisting of $3,875 million of total debt less $459 million of cash and cash equivalents, divided by the last twelve months Adjusted EBITDA of $1,128 million.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the three months ended July 3, 2026:

	For the Three Months Ended July 3, 2026
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$3,490	$—	$—	$—	$—	$—	$—	$3,490

Operating income	$172	$9	$94	$—	$—	$4	$8	$287
Non-operating expenses, net	(78)	—	—	(5)	16	—	—	(67)
Income (loss) before income taxes	94	9	94	(5)	16	4	8	220
(Provision) benefit for income taxes [1]	(28)	(2)	(17)	1	(4)	(1)	(2)	(53)
Net income (loss) including non-controlling interests	66	7	77	(4)	12	3	6	167
Less: net income (loss) attributable to non-controlling interests	—	—	—	—	—	(4)	—	(4)
Net income (loss) attributable to common shareholders	$66	$7	$77	$(4)	$12	$(1)	$6	$163

Basic and diluted income per share attributable to common shareholders	$0.27	$0.03	$0.31	$(0.02)	$0.05	$(0.01)	$0.04	$0.67
Basic weighted average shares outstanding	244	244	244	244	244	244	244	244
Diluted weighted average shares outstanding	245	245	245	245	245	245	245	245

Net income (loss) attributable to common shareholders	$66	$7	$77	$(4)	$12	$(1)	$6	$163
Net income margin [2]	1.9%							4.7%
Depreciation	7	—	—	—	—	—	—	7
Amortization of intangibles	94	—	(94)	—	—	—	—	—
Interest expense and other, net	62	—	—	5	—	—	—	67
Provision (benefit) for income taxes	28	2	17	(1)	4	1	2	53
EBITDA (non-GAAP)	$257	$9	$—	$—	$16	$—	$8	$290
EBITDA margin	7.4%							8.3%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the nine months ended July 3, 2026:

	For the Nine Months Ended July 3, 2026
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$10,205	$—	$—	$—	$—	$—	$—	$10,205

Operating income	$461	$36	$282	$—	$—	$14	$23	$816
Non-operating expenses, net	(225)	—	—	(8)	16	—	—	(217)
Income (loss) before income taxes	236	36	282	(8)	16	14	23	599
(Provision) benefit for income taxes [1]	(72)	(8)	(54)	2	(4)	(3)	(5)	(144)
Net income (loss) including non-controlling interests	164	28	228	(6)	12	11	18	455
Less: net income (loss) attributable to non-controlling interests	—	—	—	—	—	(13)	—	(13)
Net income (loss) attributable to common shareholders	$164	$28	$228	$(6)	$12	$(2)	$18	$442

Basic income per share attributable to common shareholders	$0.67	$0.11	$0.93	$(0.02)	$0.05	$(0.01)	$0.08	$1.81
Basic weighted average shares outstanding	244	244	244	244	244	244	244	244
Diluted income per share attributable to common shareholders	$0.67	$0.11	$0.93	$(0.02)	$0.05	$(0.01)	$0.07	$1.80
Diluted weighted average shares outstanding	245	245	245	245	245	245	245	245

Net income (loss) attributable to common shareholders	$164	$28	$228	$(6)	$12	$(2)	$18	$442
Net income margin [2]	1.6%							4.3%
Depreciation	25	—	—	—	—	—	—	25
Amortization of intangibles	282	—	(282)	—	—	—	—	—
Interest expense and other, net	209	—	—	8	—	—	—	217
Provision (benefit) for income taxes	72	8	54	(2)	4	3	5	144
EBITDA (non-GAAP)	$752	$36	$—	$—	$16	$1	$23	$828
EBITDA margin	7.4%							8.1%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the three months ended June 27, 2025:

	For the Three Months Ended June 27, 2025
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$3,561	$—	$—	$—	$—	$—	$—	$3,561

Operating income	$103	$32	$118	$—	$—	$5	$7	$265
Non-operating expenses, net	(91)	—	—	3	3	—	—	(85)
Income before income taxes	12	32	118	3	3	5	7	180
Provision for income taxes [1]	(13)	(8)	(11)	(8)	—	(1)	(2)	(43)
Net (loss) income including non-controlling interests	(1)	24	107	(5)	3	4	5	137
Less: net (loss) income attributable to non-controlling interests	11	—	—	—	—	(13)	—	(2)
Net income (loss) attributable to common shareholders	$10	$24	$107	$(5)	$3	$(9)	$5	$135

Basic and diluted income per share attributable to common shareholders	$0.04	$0.10	$0.44	$(0.02)	$0.01	$(0.03)	$0.02	$0.56
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$10	$24	$107	$(5)	$3	$(9)	$5	$135
Net income margin [2]	0.3%							3.8%
Depreciation	11	—	—	—	—	—	—	11
Amortization of intangibles	118	—	(118)	—	—	—	—	—
Interest expense and other, net	88	—	—	(3)	—	—	—	85
Provision for income taxes	13	8	11	8	—	1	2	43
EBITDA (non-GAAP)	$240	$32	$—	$—	$3	$(8)	$7	$274
EBITDA margin	6.7%							7.7%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the nine months ended June 27, 2025:

	For the Nine Months Ended June 27, 2025
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Loss on extinguishment of debt	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$10,468	$—	$—	$—	$—	$—	$—	$10,468

Operating income	$345	$62	$358	$—	$—	$16	$15	$796
Non-operating expenses, net	(264)	—	—	3	3	—	—	(258)
Income before income taxes	81	62	358	3	3	16	15	538
Provision for income taxes [1]	(59)	(15)	(41)	(8)	—	(3)	(3)	(129)
Net income (loss) including non-controlling interests	22	47	317	(5)	3	13	12	409
Less: net income (loss) attributable to non-controlling interests	4	—	—	—	—	(25)	—	(21)
Net income (loss) attributable to common shareholders	$26	$47	$317	$(5)	$3	$(12)	$12	$388

Basic and diluted income (loss) per share attributable to common shareholders	$0.11	$0.19	$1.30	$(0.02)	$0.01	$(0.04)	$0.05	$1.60
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$26	$47	$317	$(5)	$3	$(12)	$12	$388
Net income margin [2]	0.2%							3.7%
Depreciation	29	—	—	—	—	—	—	29
Amortization of intangibles	358	—	(358)	—	—	—	—	—
Interest expense and other, net	261	—	—	(3)	—	—	—	258
Provision for income taxes	59	15	41	8	—	3	3	129
EBITDA (non-GAAP)	$733	$62	$—	$—	$3	$(9)	$15	$804
EBITDA margin	7.0%							7.7%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.